Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise East Coast Opportunistic REIT, LLC of our report dated April 21, 2020, relating to the financial statements of Fundrise East Coast Opportunistic REIT, LLC.

/s/ RSM US LLP

McLean, Virginia

April 21, 2020